Exhibit 99.1

Press Release

EMCORE Corporation Ships 10,000th LX4 10 Gigabit Ethernet Module

SOMERSET, New Jersey, January 10, 2005 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, today announced that, as the leading supplier in the 10GBASE-LX4 segment, it has shipped over ten thousand LX4 modules for 10 Gigabit Ethernet XENPAK applications. In 2005 the company expects to continue rapidly expanding its sales of this product and anticipates continuing its market leadership in this industry segment.

Karen Liu, Managing Director of RHK, stated, “RHK (has) identified 10GigE as the biggest LAN optics revenue opportunity over the next 5 years, rising to a forecasted $450 million by 2009. A generational transition in LAN interfaces began in 4Q03 marked by a factor of 10 increase in speed for every potential interface as evidenced by record port shipments for both GigE copper (Cu) to the desktop and 10 GigE interfaces for core connectivity. The vast majority of these 10 GigE connections are in the 300 m range and supported by multimode fiber.”

Bryan Gregory, Vice President of Marketing for EMCORE’s Fiber Optics Division, said, “EMCORE continues to enhance its position as a strong supplier of 10 Gigabit Ethernet modules and other fiber optic components, including VCSELs, edge emitting lasers, broadcast analog transmitters and parallel optical modules. We believe our broad product offering and vertical integration provides us with a tangible cost, quality and time to market advantage. The versatile LX4 interface can cover a wide range of transmission distances and fiber types, which allows customers to dramatically reduce their bill of materials with a single LX4 option that can also displace the need for 10GBASE-SR and 10GBASE-LR units. EMCORE is also in the process of releasing additional products, such as X2 form factor units, and developing extended reach modules.”

The LX4 is specified in the 10 Gigabit Ethernet (IEEE 802.3ae) standard. It offers a single interface that can transmit over both multi-mode fiber (MMF) and single mode fiber (SMF) at distances from 1m up to 10km. The LX4 is currently the only available option to transmit optical signals over 300m of legacy multi-mode fiber. The X2 and XENPAK form factors enable a "Pay-as-You-Populate" cost structure during installation. These modular interconnects are inserted into pluggable port slots in switches, routers, servers or storage systems.

Customers may also choose to populate their XENPAK or X2 ports with EMCORE’s 10GBASE-CX4 modules, which allows cost effective transmission of signals over 15m of copper cable. The LX4 and CX4 modules together support the full range of Enterprise and Workgroup 10 Gigabit Ethernet connections (short reach copper, multi-mode optical or single mode optical).

This announcement follows recent LX4 market activity, including the establishment of the LX4 trade group (LX4-TG), which is a global trade organization formed in October 2004 to promote interoperability and market awareness for the LX4 multi-wavelength format within the IEEE 802.3ae standard for 10GbE.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders in the transport of voice, data, and video over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and cell phones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations, business, and financial condition. These risks and uncertainties include, but are not limited to, (a) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and (iv) to successfully compete with products offered by our competitors, and (b) factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

CONTACT:

EMCORE Corporation
Bryan R. Gregory, Vice President of Marketing
(mobile) 630-936-9066
(email) bryan.gregory@emcore.com